Exhibit 10.5

GreenSky

October 18, 2014

Confidential

MR. ROBERT PARTLOW

Dear Rob:

GreenSky is pleased to offer you a full-time position to serve as its Chief Financial Officer, reporting to the GreenSky Chief Executive Officer. The position will be located in Atlanta, Georgia and includes the duties we discussed and others as assigned from time-to-time.

Your initial annual base salary will be $375,000 with an annual discretionary bonus (commencing in CY 2015) based upon mutually agreed upon achievement of personal and corporate objectives. Such Target Bonus shall be set at 50% of your annual base salary. Subsequent years’ objectives will be determined prior to the start of each calendar year. in addition to the above compensation, you will be issued fifty thousand (50,000) GreenSky Trade Credit, LLC common unit purchase options, such options to vest ratably on each of the 5 anniversary dates following your commencement of employment with the Company. Such vesting shall accelerate upon a 50% change in control of the Company. Additionally, you will be provided with a $150,000 sign-on accommodation loan upon your commencement of employment with the Company, such loan to accrue interest at the mid-term federal rate, forgivable in four equal installments upon completion of months 6, 12, 18, and 24 of employment with the Company. Payroll taxes will be appropriately withheld related to amounts forgiven, with the principal amount of debt forgiven included in your annual form W-2. It is anticipated that your compensation package may increase commensurate with your performance, scope of responsibilities, and the financial performance of GreenSky. Should your employment with the Company be terminated without “Cause”, to be defined in customary fashion in a separate writing, you will be provided with six month’s “income protection”, in the form of wage continuation.

You will be paid in accordance with GreenSky’s customary payroll practice, which currently provides for bi-monthly pay periods, subject to tax withholdings and other standard payroll deductions. You will be eligible for the benefits GreenSky provides to employees at your level. The benefits are specified in the Employee Manual and currently include 15 personal time-off (PTO) days per year (earned on a pro-rata basis and to be used for vacation, sickness or personal time), health and dental Insurance; long-term disability insurance, flexible spending/cafeteria plan, and optional AFLAC supplemental insurance.

As a GreenSky employee, you will be expected to abide by all GreenSky policies, practices, and procedures. You also agree to execute and deliver, prior to your employment, GreenSky’s standard Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition, and Invention Assignment Agreement, a copy of which is attached for your execution. The Agreement contains various provisions relating to your employment including provisions restricting your use of confidential information, prohibiting you from competing for nine months after termination of

1797 Northeast Expressway • Suite 100 • Atlanta, GA 30329 • 404-832-4100

employment, and prohibiting you from hiring GreenSky or GreenSky employees for a period of one year from the date of your termination of employment.

Neither the contents of this letter nor any GreenSky policy, procedure or practice, whether written or verbal, or the acceptance or continuation of employment, constitutes a contract of employment or promise to employ you, nor do they create an implied duty or contractual obligation between you and GreenSky. Either you or GreenSky may terminate your employment relationship at any time and for any reason, with or without cause, reason, or advance notice. The nature of this employment relationship cannot be changed except in writing by you and an executive officer of GreenSky.

Except as may be prohibited by law, any dispute arising under the terms of this letter or otherwise relating to your employment shall be settled exclusively by arbitration in Fulton County, Georgia in accordance with the employment rules of the American Arbitration Association then in effect.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. By accepting this offer, you represent and warrant that your employment with GreenSky will not violate any agreement, obligation or understanding that you may have with any third party or prior employer. This offer of employment is contingent upon completion to GreenSky’s sole satisfaction of a credit and background investigation.

If you choose to accept our offer under the terms described, please sign below and return an executed copy of this letter and an executed copy of the attached Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition, and Invention Assignment Agreement to me no later than 5:00 p.m. on October 24, 2014. Your start date will be not later than November 10, 2014.

We look forward to your favorable reply and to a productive and enjoyable working relationship. We are excited to have you join us.

Very truly yours,

/s/ David Zalik
David Zalik
Chief Executive Officer

Accepted by:	/s/ Robert Partlow

Date of Birth:	6/16/66

Social Security #:	###-##-####

Date:	10/20/14

1797 Northeast Expressway • Suite 100 • Atlanta, GA 30329 • 404.832.4100